EXHIBIT 99.1
For More Information Contact:

Investors:	Media:
Ria Marie Carlson (714) 382-4400	Lisa Zwick (714) 382-2378
ria.carlson@ingrammicro.com	lisa.zwick@ingrammicro.com

Kay Leyba (714) 382-4175
kay.leyba@ingrammicro.com
INGRAM MICRO REPORTS SECOND-QUARTER 2010 FINANCIAL RESULTS
Sales Grow 24 Percent as Operating and Net Income More Than Double
Net Income and EPS Hit Second-quarter Records
     SANTA ANA, Calif., July 29, 2010 —Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced double-digit increases in sales and triple-digit increases in profits for the second quarter ended July 3, 2010.
     Worldwide sales for the second quarter totaled $8.16 billion, an increase of 24 percent compared with $6.58 billion in the prior-year second quarter. The translation impact of foreign currencies was not material to consolidated revenues as general strengthening of currencies in Asia-Pacific and Latin America were offset by an overall weakening of European currencies.
     Net income and earnings per share more than doubled, reaching $67.7 million or $0.41 per diluted share. This compares with $25.3 million or $0.15 per diluted share last year, which included $0.05 per diluted share related to charges for expense-reduction programs and a goodwill impairment associated with the company’s acquisitions in Asia-Pacific.
     “Our ability to generate robust sales growth while controlling operating expenses resulted in significant operating leverage, driving net income and EPS to the highest second-quarter levels in our history,” said Gregory Spierkel, chief executive officer, Ingram Micro Inc. “Every region performed well, with our two largest regions doubling and tripling operating profits on double-digit sales growth. Our notable progress is a function of proactive vendor and customer engagement, new tools and programs embraced by our customers, and expanded solutions in key adjacency areas such as data capture/point of sale and data-center support. We are excited by the opportunities ahead as we continue to successfully execute against our plan to the benefit of our customers, vendor partners and shareholders.”
Additional Second Quarter Highlights
     For additional detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

2-2-2 Ingram Micro Reports Second-Quarter 2010 Financial Results
Regional Sales
•	North America sales were $3.56 billion (44 percent of total sales), an increase of 30 percent versus $2.74 billion reported in the year-ago quarter.
•	Europe, Middle East and Africa (EMEA) sales grew 18 percent to $2.37 billion (29 percent of total sales) versus $2.01 billion in the prior-year period. The translation impact of relatively weaker European currencies had a negative effect on revenue growth of approximately 7 percentage points.
•	Asia-Pacific sales increased 24 percent to $1.87 billion (23 percent of total sales) compared with $1.50 billion reported in the year-ago quarter. The translation impact of relatively stronger regional currencies had a positive effect on revenue growth of approximately 7 percentage points.
•	Latin America sales increased 12 percent to $360 million (4 percent of total sales) versus $322 million reported a year ago. The translation impact of relatively stronger local currencies had a positive effect on revenue growth of approximately 6 percentage points.
Gross Margin
     Gross margin was 5.36 percent compared with 5.87 percent in the prior year. This reflects a strategic decision to leverage gross margin to drive growth and higher profits. Also affecting year-over-year comparisons was last year’s exceptionally strong gross margin, which hit a 10-year high, as well as a greater mix of lower-margin products this year.
Operating Expenses
     Total operating expenses for the quarter were $332.9 million, or 4.08 percent of total sales, versus $345.1 million or 5.25 percent of total sales, which included $7.4 million (0.11 percent of sales) in severance and other costs associated with the company’s expense-reduction programs and $2.5 million (or 0.04 percent of sales) in impairment of goodwill associated with the company’s acquisitions in Asia-Pacific during last year’s second quarter.
Operating Income
     Worldwide operating income was $104.6 million (1.28 percent of total sales) compared with operating income of $41.0 million (0.62 percent of total sales) in the prior year quarter, which included a combined charge of $9.9 million (0.15 percent of sales) in expense-reduction program costs and goodwill impairment.
•	North America operating income was $54.7 million, or 1.54 percent of North America sales, compared with $9.1 million, or 0.33 percent of sales, in the year-ago quarter, which included $5.3 million (0.19 percent of sales) in expense-reduction program costs.

3-3-3 Ingram Micro Reports Second-Quarter 2010 Financial Results
•	EMEA operating income was $22.3 million, or 0.94 percent of EMEA sales, compared with $10.2 million (0.51 percent of sales) in the prior-year quarter, which included $1.5 million (0.07 percent of sales) in expense-reduction program costs.

•	Asia-Pacific operating income was $29.8 million, or 1.60 percent of Asia-Pacific sales. In the comparable prior-year period, Asia-Pacific posted operating income of $22.8 million or 1.52 percent of sales, which included $0.5 million (0.04 percent of sales) in expense-reduction program costs and goodwill impairment of $2.5 million (0.17 percent of sales).

•	Latin America operating income was $4.8 million, or 1.34 percent of Latin America sales, compared with $5.2 million, or 1.60 percent of sales in the year-ago quarter.

•	Stock-based compensation expense was $7.0 million versus $6.3 million in the prior-year period. Stock-based compensation impacts are presented as a separate reconciling amount in the company’s segment reporting in both periods and are not included in the regional operating results, but are included in the total worldwide operating results.
Interest and other expense for the quarter increased to $9.9 million versus $6.7 million in the year-ago period, primarily reflecting higher net interest costs from lower net cash levels.
The effective tax rate in the 2010 second quarter was 28.5 percent compared with 26.0 percent in second quarter of 2009. The increase in the tax rate primarily reflects the change in mix of profits among different tax jurisdictions.
Total depreciation and amortization was $16.1 million.
Capital expenditures were $18.4 million.
Balance Sheet Highlights
•	The cash and cash equivalents balance at July 3, 2010, was $762 million versus $911 million at year-end 2009. The primary driver of the decrease in cash was the repurchase of the company’s stock as described below.
•	Total debt was $351 million, a decrease of $28 million from $379 million at year-end 2009. Debt-to-capitalization was 11 percent.
•	Inventory was $2.6 billion, or 31 days on hand, compared with $2.5 billion, or 27 days on hand, at the end of 2009.
•	Working capital days were 23 versus 21 at year-end 2009, and within the company’s normal range of 22 to 26 days.

4-4-4 Ingram Micro Reports Second-Quarter 2010 Financial Results
     During the quarter, the company purchased nearly 9 million shares of common stock for an aggregate of $152 million, completing both its $300 million share repurchase program authorized in November 2007, as well as its $100 million share repurchase program announced in late May of this year. More than 24 million shares of common stock have been repurchased during the last three years.
     “Despite our investments in growing the business and share repurchases, our balance sheet remains strong,” said William Humes, senior executive vice president and chief financial officer. “Return on invested capital continues to improve, maintaining a trend of ROIC exceeding our weighted average cost of capital for the last four quarters. Working capital management remains solid. Our robust sales and profit growth demonstrate our ability to carefully leverage key areas of the business to drive excellent overall performance.”
Six-Month Period
     For the six months ended July 3, 2010, worldwide sales were $16.25 billion, an increase of 22 percent over $13.32 billion for the same period one year ago. Sales were $6.85 billion for North America (a 24 percent increase versus the prior-year period); $5.04 billion for EMEA (an increase of 18 percent); $3.63 billion for Asia-Pacific (an increase of 26 percent); and $730 million for Latin America (a 13 percent increase).
     Worldwide operating income for the six-month period was $210.3 million (1.29 percent of total sales). In the year-ago period, operating income was $86.2 million (0.65 percent of sales), which included $24.1 million (approximately 0.18 percent of sales) of charges associated with expense reduction programs and goodwill impairment.
     Six-month net income was $138.1 million, or $0.83 per diluted share. In the year-ago period, net income was $52.8 million, or $0.32 per diluted share, which included a combined after-tax charge of $17.7 million, or $0.11 per diluted share, from expense-reduction programs and goodwill impairment, as noted above.
Outlook
     “For the third quarter, we expect revenues to be generally flat sequentially, in line with historical seasonality,” said Spierkel. “Year-over-year sales comparisons are expected to be more modest than the prior two quarters, as our energized sales efforts had a positive effect starting in the third quarter of last year. Gross margins should remain relatively stable as we continue to strategically and surgically drive sales when it makes sense. We will continue to hold the line on costs, which should drive operating leverage.”

5-5-5 Ingram Micro Reports Second-Quarter 2010 Financial Results
     Spierkel added: “Based on our success in the first half of 2010, I am excited about our prospects for the balance of the year. We’ve made substantial progress with our strategy, building expertise in high-demand and advanced-technology market segments while improving our core business. Our team is energized, taking advantage of favorable market conditions and cultivating sustainable capabilities for long term growth and profitability. ”
Conference Call and Webcast
     Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (210) 839-8501 (other countries), passcode “Ingram Micro.”
     The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.
Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995
The matters in this press release that are forward-looking statements are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro’s business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) difficult conditions in the global economy in general have affected our business and results of operations and these conditions are not expected to improve in the near future and may worsen; (2) changes in our credit rating or other market factors such as continued adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs through reduced access to capital, or it may increase our cost of borrowing; (3) our failure to adequately adapt to economic and industry changes and to manage prolonged contractions could negatively impact our future operating results; (4) if our business does not perform well, we may be required to recognize further impairments of our intangible or other long-lived assets or establish a valuation allowance against our deferred income tax assets, which could adversely affect our results of operations or financial condition; (5) we continually experience intense competition across all markets for our products and services, which may intensify in a more difficult global economy; (6) we operate a global business that exposes us to risks associated with international activities; (7) we have made and expect to continue to make investments in new business strategies and initiatives, including acquisitions and continued enhancements to information systems, processes and procedures and infrastructure on a global basis, which could disrupt our business and have an adverse effect on our operating results; (8) we are dependent on a variety of information systems and a failure of these systems could disrupt our business and harm our reputation and net sales; (9) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (10) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or operating margins and we may be required to pay additional tax assessments; (11) we cannot predict with certainty what loss we might incur as a result of litigation matters and contingencies that we may be involved with from time to time; (12) we may incur material litigation, regulatory or operating costs or expenses, and may be frustrated in our marketing efforts, as a result of new environmental

6-6-6 Ingram Micro Reports Second-Quarter 2010 Financial Results
regulations or private intellectual property enforcement disputes; (13) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (14) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (15) we face a variety of risks with outsourcing arrangements; (16) changes in accounting rules could adversely affect our future operating results; (17) our quarterly results have fluctuated significantly; and (18) we are dependent on third-party shipping companies for the delivery of our products.
Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro’s Annual Report on Form 10-K for the year ended January 2, 2010; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings.
About Ingram Micro Inc.
     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves more than 150 countries and is the only global broad-based IT distributor with operations in Asia. Visit www.ingrammicro.com.
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© 2010 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	July 3, 2010	January 2, 2010
ASSETS
Current assets:
Cash	$761,849	$910,936
Trade accounts receivable, net	3,521,398	3,943,243
Inventory	2,645,951	2,499,895
Other current assets	305,271	392,831

Total current assets	7,234,469	7,746,905
Property and equipment, net	223,534	221,710
Other assets	234,465	210,735

Total assets	$7,692,468	$8,179,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,997,943	$4,296,224
Accrued expenses	373,972	423,365
Short-term debt and current maturities of long-term debt	96,847	77,071

Total current liabilities	4,468,762	4,796,660
Long-term debt, less current maturities	254,317	302,424
Other liabilities	65,827	68,453

Total liabilities	4,788,906	5,167,537
Stockholders’ equity	2,903,562	3,011,813

Total liabilities and stockholders’ equity	$7,692,468	$8,179,350

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	July 3, 2010	July 4, 2009
Net sales	$8,156,328	$6,578,598
Cost of sales	7,718,875	6,192,493

Gross profit	437,453	386,105

Operating expenses:
Selling, general and administrative	333,066	336,288	(a)
Impairment of goodwill	—	2,490	(a)
Reorganization costs (credits)	(189)	6,334	(a)

	332,877	345,112	(a)

Income from operations	104,576	40,993
Interest and other	9,853	6,745

Income before income taxes	94,723	34,248
Provision for income taxes	26,996	8,904

Net income	$67,727	$25,344

Diluted earnings per share	$0.41	$0.15

Diluted weighted average shares outstanding	165,437,412	164,888,168

(a)	See related footnotes on the succeeding schedule of supplementary information for the thirteen weeks ended July 3, 2010 and July 4, 2009.

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Twenty-six Weeks Ended
	July 3, 2010		July 4, 2009
Net sales	$16,252,282		$13,323,682
Cost of sales	15,373,367		12,556,573

Gross profit	878,915		767,109

Operating expenses:
Selling, general and administrative	669,008	(a)	658,260	(a)
Impairment of goodwill	—		2,490	(a)
Reorganization costs (credits)	(358)		20,120	(a)

	668,650	(a)	680,870	(a)

Income from operations	210,265		86,239
Interest and other	18,310		14,366

Income before income taxes	191,955		71,873
Provision for income taxes	53,900		19,063

Net income	$138,055		$52,810

Diluted earnings per share	$0.83		$0.32

Diluted weighted average shares outstanding	167,069,484		163,537,398

(a)	See related footnotes on the succeeding schedule of supplementary information for the twenty-six weeks ended July 3, 2010 and July 4, 2009.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended July 3, 2010
		Operating	Operating
	Net Sales	Income	Margin

North America	$3,558,789	$54,708	1.54%
EMEA	2,371,505	22,290	0.94%
Asia-Pacific	1,866,141	29,787	1.60%
Latin America	359,893	4,825	1.34%
Stock-based compensation expense	—	(7,034)	—

Consolidated Total	$8,156,328	$104,576	1.28%

	Thirteen Weeks Ended July 4, 2009 (a)
		Operating	Operating
	Net Sales	Income	Margin

North America	$2,743,815	$9,121	0.33%
EMEA	2,011,605	10,228	0.51%
Asia-Pacific	1,501,178	22,794	1.52%
Latin America	322,000	5,162	1.60%
Stock-based compensation expense	—	(6,312)	—

Consolidated Total	$6,578,598	$40,993	0.62%

(a)	The thirteen weeks ended July 4, 2009 includes charges of $7,353 (0.11% of consolidated net sales) to operating expenses comprised of the following: (1) net charges of $5,275 in North America (0.19% of North America net sales), which included reorganization costs of $4,456 primarily related to employee termination benefits for workforce reductions and facility exit costs, and $819 charged to selling, general and administrative, or SG&A, expenses, for retention costs related to the reorganization program and accelerated depreciation of fixed assets associated with the exit of facilities; (2) net charges of $1,493 in EMEA (0.07% of EMEA net sales), which included reorganization costs of $1,293 related to employee termination benefits for workforce reductions and facility exit costs, and $200 primarily for consulting costs associated with the reorganization program charged to SG&A expenses; and (3) reorganization costs of $531 in Asia-Pacific (0.04% of Asia-Pacific net sales) and $54 in Latin America (0.02% of Latin America net sales), both related to employee termination benefits for workforce reductions. The thirteen weeks ended July 4, 2009 also includes impairment of goodwill of $2,490 (0.04% of consolidated net sales and 0.17% of Asia-Pacific net sales) related to the acquisitions of Value Added Distributors Limited, or VAD, and Vantex Technology Distribution Limited, or Vantex, during the thirteen weeks ended July 4, 2009.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Twenty-six Weeks Ended July 3, 2010 (a)
		Operating	Operating
	Net Sales	Income	Margin

North America	$6,850,775	$96,624	1.41%
EMEA	5,036,915	57,151	1.13%
Asia-Pacific	3,634,540	56,314	1.55%
Latin America	730,052	11,241	1.54%
Stock-based compensation expense	—	(11,065)	—

Consolidated Total	$16,252,282	$210,265	1.29%

	Twenty-six Weeks Ended July 4, 2009 (b)
		Operating	Operating
	Net Sales	Income	Margin

North America	$5,516,621	$21,912	0.40%
EMEA	4,277,774	25,346	0.59%
Asia-Pacific	2,885,824	36,624	1.27%
Latin America	643,463	10,215	1.59%
Stock-based compensation expense	—	(7,858)	—

Consolidated Total	$13,323,682	$86,239	0.65%

(a)	The income from operations recorded in EMEA for the twenty-six weeks ended July 3, 2010 includes a gain on sale of land and building in Germany of $2,380 (0.05% of EMEA net sales and 0.01% of consolidated net sales.)

(b)	The twenty-six weeks ended July 4, 2009 includes charges of $21,577 (0.16% of consolidated net sales) to operating expenses comprised of the following: (1) net charges of $11,470 in North America (0.21% of North America net sales), which included reorganization costs of $10,324 primarily related to employee termination benefits for workforce reductions and facility exit costs, and $1,146 charged to SG&A expenses for retention costs related to the reorganization program and accelerated depreciation of fixed assets associated with the exit of facilities; (2) net charges of $7,605 in EMEA (0.18% of EMEA net sales), which included reorganization costs of $7,294 related to employee termination benefits for workforce reductions and facility exit costs, and $311 primarily for consulting costs associated with the reorganization program charged to SG&A expenses; and (3) reorganization costs of $2,266 in Asia-Pacific (0.08% of Asia-Pacific net sales) and $236 in Latin America (0.04% of Latin America net sales), both related to employee termination benefits for workforce reductions. The twenty-six weeks ended July 4, 2009 also includes impairment of goodwill of $2,490 (0.02% of consolidated net sales and 0.09% of Asia-Pacific net sales) related to the acquisitions of VAD and Vantex during the second quarter of 2009.